SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Oplink Communications, Inc.

(Name of Registrant as Specified In Its Charter)

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OPLINK COMMUNICATIONS, INC.

3469 North First Street
San Jose, CA 95134-1803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 7, 2002

TO THE STOCKHOLDERS OF OPLINK COMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OPLINK COMMUNICATIONS, INC., a Delaware corporation (the “Company”), will be held on November 7, 2002 at 2:00 p.m. local time at 3469 North First Street, San Jose, CA 95134-1803 for the following purposes:

1.  To elect two (2) directors to hold office until the 2005 Annual Meeting of Stockholders.

2.  To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending June 30, 2003.

3.  To consider and approve each of the following amendments to the Company’s Amended and Restated Certificate of Incorporation and to permit the Board of Directors, at any time prior to the 2003 Annual Meeting of Stockholders, or at no time, in the sole discretion of the Board of Directors, to effect a reverse stock split whereby the Company would issue either:

(a)  one (1) new share of the Company’s Common Stock in exchange for six (6) shares of the Company’s outstanding Common Stock; or

(b)  one (1) new share of the Company’s Common Stock in exchange for eight (8) shares of the Company’s outstanding Common Stock; or

(c)  one (1) new share of the Company’s Common Stock in exchange for ten (10) shares of the Company’s outstanding Common Stock.

4.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 19, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Eric C. Jensen
Secretary

San Jose, California
October     , 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

OPLINK COMMUNICATIONS, INC.
3469 North First Street
San Jose, CA 95134-1803

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

November 7, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Oplink Communications, Inc., a Delaware corporation (“Oplink” or the “Company”), for use at the Annual Meeting of Stockholders to be held on November 7, 2002, at 2:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3469 North First Street, San Jose, CA 95134-1803. The Company intends to mail this proxy statement and accompanying proxy card on or about October 11, 2002 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock of the Company (the “Common Stock”) beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock at the close of business on September 19, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 19, 2002 the Company had outstanding and entitled to vote 164,411,750 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Except for Proposal 2, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a proposal has been approved. For Proposal 2, broker non-votes will be counted towards the vote and will have the same effect as “Against” votes.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3469 North First Street, San Jose, CA 95134-1803, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is June 12, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business August 11, 2003 nor earlier than the close of business on July 10, 2003. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 2002. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2005 annual meeting and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. The age specified for each nominee and director is as of August 31, 2002.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2005 ANNUAL MEETING

Chieh Chang

Mr. Chieh Chang, 50, has been a member of our Board of Directors since September 1995. Since February 2000, Mr. Chang has served as Chief Executive Officer of Programmable Microelectronics Company, Inc., a fabless semiconductor design company. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang received his B.S. in Electrical Engineering from National Taiwan University and his M.S. in Electrical Engineering from UCLA.

Herbert Chang

Mr. Herbert Chang, 40, has been a member of our Board of Directors since August 1996 and has served as Chairman of our Board of Directors since August 2002. Since April 1996, Mr. Chang has been President of InveStar Capital, Inc., a technology venture capital management firm based in Taiwan. In addition, Mr. Chang is the managing member of Forefront Associates, LLC which is the general partner of Forefront Venture Partners, L.P., a venture capital firm, a position he has held since February 1998. From 1994 to 1996, Mr. Chang was Senior Vice President at WK Technology Fund, a venture capital fund. Mr. Chang serves on the board of directors of Marvell Technology Group Ltd., a manufacturer of integrated circuits for communications-related markets and Vialta, Inc., a home entertainment and communications products company. Mr. Chang received his B.S. from National Taiwan University and his M.B.A. from National Chiao-Tung University in Taiwan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

Jesse W. Jack

Mr. Jesse W. Jack, 66, has been a member of our Board of Directors since July 2002. Since 1994, Mr. Jack has been a partner in the law firm of Jack & Keegan, a California Limited Liability Partnership. Mr. Jack served on the board of directors of The Parkinson’s Institute from 1988 through 2000. Mr. Jack received his B.S. from California State University, San Jose and his LL.B. from Hastings College of Law.

Leonard J. LeBlanc

Mr. Leonard J. LeBlanc, 61, has been a member of our Board of Directors since July 2000. Since August 2000, Mr. LeBlanc has been on the Board of Directors of eBest, Inc. and since February 2001, he has been Vice President of Corporate Development and Acting Chief Financial Officer of eBest Inc., a private software company providing collaborative business management solutions. Mr. LeBlanc was the Executive Vice President and Chief Financial Officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997, Mr. LeBlanc was the Executive Vice President of Finance and Administration and Chief Financial Officer at Infoseek Corporation, an Internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as Senior Vice President, Finance and Administration and Chief Financial Officer of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as Executive Vice President, Finance and Administration and Chief Financial Officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc received his B.S. and M.S. from the College of Holy Cross, and his masters degree in finance from George Washington University.

Joseph Y. Liu

Mr. Joseph Y. Liu, 51, is one of our founders and has served as a board member since August 2002. Previously, Mr. Liu was our Chief Executive Officer from September 1999 to November 2001. Mr. Liu was our Chairman of the Board of Directors from November 2001 to August 2002 and since our inception in 1995 through May 2000. From 1994 to 1995, Mr. Liu was the General Partner of Techlink Technology Ventures, a venture capital fund. Prior to 1994, Mr. Liu spent ten years as Chairman and Chief Executive Officer of Techlink Semiconductor and Equipment Corp., a semiconductor equipment and technology company. Mr. Liu also serves as a director of several privately held companies involved in semiconductor integrated circuit design and manufacturing. Mr. Liu received his B.S. from Chinese Cultural University, Taiwan and his M.S. from California State University, Chico.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

Frederick R. Fromm

Mr. Frederick R. Fromm, 53, has served as our Chief Executive Officer and has been a member of our Board of Directors since November 2001, and has served as our President since July 2000. From 1998 to 2000, Mr. Fromm was President and Chief Executive Officer of Siemens Information and Communications Networks, Inc., a telecommunications company. From 1996 to 1998, Mr. Fromm was President and Chief Executive Officer of Siemens Telecom Networks, Inc., a telecommunications company. From 1995 to 1996, Mr. Fromm was President and Chief Executive Officer of Siemens Stromberg-Carlson, Inc., a telecommunications company. Prior to joining Siemens, Mr. Fromm worked as a system designer for AT&T Bell Laboratories (now Lucent Technologies), a communications company. Mr. Fromm is a director of P-Com Corporation, a telecommunications equipment company. Mr. Fromm also serves on the Board of Directors of a privately-held company. Mr. Fromm received his B.S. in Applied Science and Engineering and his M.S. in Electrical Engineering from the University of Wisconsin and his M.B.A. from Florida Atlantic University.

Allen Hsu

Mr. Allen Hsu, 49, has been a member of our Board of Directors since September 2002. Since May 1998, Mr. Hsu has served as Chairman of Paclink Management Corporation, a venture capital management firm. Since 1990, Mr. Hsu has been a Deputy Managing Director of Yulon Group, an industrial conglomerate based in Taiwan. Mr. Hsu also serves on the boards of directors of Taiwan Mask Corporation, Altek Corporation, Myson-Century Inc., Programmable Microelectronics (Taiwan) Corporation, Antek Semiconductors Corporation and Anachip Corporation. Mr. Hsu received his B.S. in Management Science from National Chiao-Tung University and an M.B.A. from National Cheng-Chi University.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended June 30, 2002, the Board of Directors held 15 meetings and acted by unanimous written consent 3 times. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee’s duties include meeting with the Company’s independent auditors at least quarterly to review the results of the quarterly review and discussing the financial statements; hiring and terminating the Company’s independent auditors; overseeing the independence of the independent auditors; evaluating the independent auditors’ performance; and receiving and considering the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Messrs. Chieh Chang, Jesse W. Jack and Leonard J. LeBlanc. Mr. LeBlanc serves as Chairman of the Audit Committee. The Audit Committee met 5 times during our last fiscal year and did not act by unanimous written consent. After a full review and analysis, the Board of Directors reaffirmed that each member of the Audit Committee is independent in accordance with the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (the “SEC”). A copy of the Audit Committee Charter is attached hereto as Appendix A.

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Chieh Chang, Herbert Chang and Allen Hsu. Mr. Herbert Chang serves as Chairman of the Compensation Committee. It met one time during our last fiscal year and acted by unanimous written consent one time. A copy of the Compensation Committee Charter is attached hereto as Appendix B.

The Nominating and Corporate Governance Committee identifies, evaluates and recommends candidates for membership on the Company’s Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. The Nominating and Corporate Governance Committee has not yet determined whether it will consider nominees recommended by stockholders or, if so, what procedures stockholders should follow in submitting recommendations. This committee also oversees the Company’s corporate governance procedures. The Nominating and Corporate Governance Committee is composed of two non-employee directors: Messrs. Herbert Chang and Jesse W. Jack. Mr. Herbert Chang serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed in August 2002. A copy of the Nominating and Corporate Governance Committee Charter is attached hereto as Appendix C.

During the fiscal year ended June 30, 2002, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Board of Directors adopted the charter of the Audit Committee in July 2000, and amended the charter in September 2002. A copy of the amended charter is included in this proxy statement as Appendix A. Each member of the Audit Committee is independent in accordance with the independence requirements of the Nasdaq Stock Market and the rules and regulations of the SEC. The members of the Audit Committee comply with the experience requirements of the Nasdaq Stock Market and SEC rules and regulations.

[1]
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”) or Securities Exchange Act of 1934, as amended (the “1934 Act”).

The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting and reporting practices of the Company, including the Company’s systems of internal controls, and the quality and integrity of the financial reports of the Company.

Under the charter, the Audit Committee shall:

•	have sole authority to hire and terminate the independent auditors;

•	have sole authority to approve the fees for audit services and non-audit services to be paid the independent auditors;

•	review the adequacy and effectiveness of the accounting and financial reporting controls of the Company and the independent auditors;

•	review the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	review changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements;

•	review significant developments in accounting rules;

•	review the adequacy of the Company’s accounting and financial personnel;

•	establish and maintain an environment at the Company that promotes ethical behavior;

•	establish and maintain procedures that facilitate the reporting of potential misconduct in connection with the Company’s accounting and financial reporting; and

•	report to the Board of Directors from time to time, or whenever it shall be called upon to do so.

The Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s annual report. The Audit Committee took a number of steps in making this recommendation for fiscal year 2002. First, PricewaterhouseCoopers LLP, the Company’s independent accountants for fiscal year 2002, communicated to and discussed with the Audit Committee those matters that are required to be discussed under applicable auditing standards, including information regarding the scope and results of the audit and the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence from the Company with PricewaterhouseCoopers LLP and received written disclosure from PricewaterhouseCoopers LLP concerning independence as required under applicable independence standards for auditors of public companies, including the matters in the written disclosures required by the Independence Standards Board of Directors Standards No. 1 (Independence Discussion with Audit Committees), which the Company has received. This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers LLP’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with Company management and PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheets at June 30, 2002 and 2001, and consolidated statements of operations, cash flows and stockholders’ equity for each of the years ended June 30, 2002, 2001 and 2000. Based on the discussions with PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that these financial statements be included in the Company’s 2002 Annual Report on Form 10-K.

From the members of the Audit Committee:
Leonard J. LeBlanc, Chairman
Chieh Chang
Jesse W. Jack

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors and Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

AUDIT FEES.    For the fiscal year ended June 30, 2002, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for such fiscal year and for the review of the Company’s interim financial statements was $302,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.    For the fiscal year ended June 30, 2002, the aggregate fees billed by PricewaterhouseCoopers LLP for information technology consulting was $275,000. Such information technology consulting will continue in relation to projects that are currently in process and will continue until such projects are completed.

ALL OTHER FEES.    For the fiscal year ended June 30, 2002, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services other than audit and information technology consulting fees was $320,282.

The Audit Committee has determined the rendering of the information technology consulting services and all other non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence.

During the fiscal year ended June 30, 2002, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company’s financial audit performed by PricewaterhouseCoopers LLP.

Following the date hereof, the Audit Committee does not expect to engage PricewaterhouseCoopers LLP for any services other than audit and related tax services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT

OVERVIEW

You are being asked to vote upon three proposed amendments to our Amended and Restated Certificate of Incorporation which would grant to our Board of Directors the discretion to effect a reverse split of all outstanding shares of our Common Stock, if the Board of Directors deems that it is in the best interest of Oplink and our stockholders, at an exchange ratio of either (i) one-for-six, (ii) one-for-eight or (iii) one-for-ten. If the proposed amendments are approved, our Board of Directors would have the discretion to elect, as it determines to be in the best interests of Oplink and our stockholders, to effect a reverse stock split at any of the approved exchange ratios at any time before our 2003 annual stockholder meeting. Our Board of Directors may elect not to implement any of the approved reverse stock splits at its sole discretion, even if all of the proposed reverse stock split ratios are approved by our stockholders. If the Board of Directors elects to implement a reverse stock split at one of the approved exchange ratios, Oplink would abandon the remaining approved reverse stock splits without further approval by our stockholders. The Board of Directors believes that approval of a proposal granting this discretion to the Board of Directors, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board of Directors with appropriate flexibility to react to current market conditions and to achieve the purposes of the reverse stock split, if implemented, and to act in the best interests of Oplink and our stockholders.

To effect the reverse stock split, we would file one of the approved proposed amendments to our Certificate of Incorporation with the Delaware Secretary of State. The forms of amendment to our Certificate of Incorporation to effect each of the proposed reverse stock splits are attached to this proxy statement as Appendices D, E and F. However, if our Board of Directors elect to effect one of the proposed stock splits, only one amendment will be adopted. If our Board of Directors elects to implement one of the approved reverse stock splits, the number of issued and outstanding shares of our Common Stock would be reduced in accordance with the exchange ratio for the selected reverse stock split. The par value and number of authorized shares of our Common Stock would remain unchanged. The reverse stock split would become effective upon filing the amendment to our Certificate of Incorporation with the Delaware Secretary of State.

Our Board of Directors has approved the proposal to grant the Board of Directors with discretion to effect a reverse stock split. You may elect to vote in favor of all of the amendments, some of the amendments or none of the amendments. By approving all of the amendments, however, our stockholders will give our Board of Directors the maximum flexibility to determine the appropriate exchange ratio.

PURPOSES OF THE PROPOSED REVERSE STOCK SPLIT

Our Board of Directors believes that we should maintain the right to implement a reverse split for the following reasons:

•	to reduce the number of outstanding shares of our Common Stock to a number that is comparable with those of many technology companies of similar size;

•	to enhance the acceptability and marketability of our Common Stock to the financial community and the investing public; and

•
to enable us to effect a reverse split if necessary to maintain, and our Board of Directors believes it is in the best interests of Oplink and our stockholders to maintain, our listing on the Nasdaq National Market or Nasdaq SmallCap Market.

As of September 19, 2002, the Company had approximately 164.4 million shares outstanding, which is more than many technology companies of comparable size. A reverse split would reduce the number of shares outstanding to a number that is more comparable with such companies.

Our Board of Directors believes that the reverse split should enhance the acceptability and marketability of our Common Stock to the financial community and the investing public and may mitigate reluctance on the part of brokers and investors to trade in our Common Stock. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our Common Stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock.

Our Common Stock has been trading below $1.00 per share for several months. With the shares trading in such a low range, small moves in absolute terms in the price-per-share of our Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of Oplink.

In the Board of Directors’ view, these factors have contributed to an unjustified, relatively low level of interest in Oplink on the part of investment analysts, brokers and professionals and individual investors, which tends to depress the market for our Common Stock. The Board of Directors has thus proposed having the discretion to effect a reverse split as a means of increasing the per-share market price of our Common Stock.

Finally, in order for our Common Stock to continue to be quoted on the Nasdaq National Market, our Common Stock must maintain a minimum bid price per share of $1.00, as well as meet certain other requirements. Although we currently meet all other listing requirements, our Common Stock currently does not meet the $1.00 minimum bid price requirement. On July 17, 2002, we received a letter from Nasdaq advising us that our Common Stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 90 calendar days ending October 15, 2002, our Common Stock would be subject to de-listing at that time. If the Company is unable to meet the Nasdaq National Market requirements, the Common Stock may be transferred to the Nasdaq SmallCap Market. In order for our Common Stock to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq, including the requirement that our Common Stock have a minimum bid price of at least $1.00 per share. If we are not able to meet the requirements for listing on the Nasdaq SmallCap Market, our Common Stock would trade on the over-the-counter bulletin board or in the pink sheets maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets and not as broad a market as the Nasdaq National Market. Management and our Board of Directors believe that listing on the Nasdaq National Market is the preferred listing market for our Common Stock. Accordingly, if required to maintain our Nasdaq National Market listing, or alternatively, to maintain a listing on the Nasdaq SmallCap Market, management and our Board of Directors believe that the implementation of a reverse split may be in the best interests of us and our stockholders.

The Board of Directors intends to implement a reverse stock split if it believes that this action is in the best interests of us and our stockholders. Such determination shall be based upon certain factors, including but not limited to, existing and expected marketability and liquidity of our Common Stock, the Nasdaq National Market’s listing requirements, prevailing market conditions and the likely effect on the market price of our Common Stock. If our Board of Directors ultimately determines to effect a reverse split, the Board of Directors will select one of the approved stock split ratios, if any, that it believes will result in the greatest marketability of our Common Stock based on prevailing market conditions. No further action on the part of our stockholders would be required to either effect or abandon the reverse split. Notwithstanding approval of any of the proposed reverse split ratios by the stockholders, the Board of Directors may, in its sole discretion, determine to delay the effectiveness of the reverse split up until the next annual meeting of our stockholders.

POTENTIAL EFFECTS OF THE PROPOSED REVERSE STOCK SPLIT

The immediate effect of a reverse stock split would be to reduce the number of shares of our outstanding Common Stock and to increase the trading price of our Common Stock. However, the effect of any reverse stock split upon the market price of our Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the reverse stock split or remain at an increased level for any period. Also, we cannot assure you that a reverse stock split would not eventually lead to a decrease in the trading price of our Common Stock, that the trading price would remain above the thresholds required by the Nasdaq National Market and Nasdaq SmallCap Market or that we will be able to continue to meet the other continued listing requirements of the Nasdaq National Market and Nasdaq SmallCap Market. The trading price of our Common Stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

The following table reflects the approximate number of shares of our Common Stock that would be outstanding as a result of each proposed reverse stock split based on 164,411,750 shares of our Common Stock outstanding as of September 19, 2002, without accounting for fractional shares which will be cancelled and paid for in cash:

Proposed Reverse Stock Split Ratio	Approximate Shares of Common Stock to be Outstanding
one-for-six	27,401,958
one-for-eight	20,551,468
one-for-ten	16,441,175

The resulting decrease in the number of shares of our Common Stock outstanding could potentially impact the liquidity of our Common Stock on the Nasdaq National Market, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders.    If we implement a reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse split by the exchange ratio, and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse split, as described in further detail below. The reverse stock split would not affect any stockholder’s percentage ownership interests in Oplink or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Options, Warrants and Other Securities.    In addition, all outstanding shares of any options, warrants and other securities entitling their holders to purchase shares of our Common Stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and employee stock purchase plans would be reduced proportionally based on the exchange ratio of the reverse stock split. None of the rights currently accruing to holders of our Common Stock, options, warrants or other securities convertible into our Common Stock, would be affected by the reverse stock split.

Other Effects on Outstanding Shares.    If a reverse stock split is implemented, the rights and preferences of the outstanding shares of our Common Stock would remain the same after the reverse stock split. Each share of our Common Stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Our Common Stock is currently registered under Section 12(g) of the 1934 Act. As a result, we are subject to the periodic reporting and other requirements of the 1934 Act. The proposed reverse stock split would not affect the registration of our Common Stock under the 1934 Act.

AUTHORIZED SHARES OF COMMON STOCK

The reverse stock split, if implemented, would not change the number of authorized shares of our Common Stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under our authorized pool of Common Stock would increase.

These additional shares of Common Stock would also be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into Common Stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

The additional shares of Common Stock that would become available for issuance if the reverse split is approved could also be used by us to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management of Oplink, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our Board of Directors could sell shares of our Common Stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although the reverse split has been prompted by business and financial considerations, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by us to deter or prevent a change in control of Oplink.

PROCEDURE FOR EFFECTING THE PROPOSED REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

If our stockholders approve some or all of the proposed amendments to our Certificate of Incorporation, the Board of Directors may elect whether or not to declare a reverse stock split, as well as the exchange ratio, at any time before our 2003 annual stockholders meeting. The reverse stock split would be implemented by filing the appropriate amendment to our Certificate of Incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date the filing is accepted by the Delaware Secretary of State.

As of the effective date of the reverse stock split, each certificate representing shares of our Common Stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by Oplink after the effective date until they surrender their old stock certificates for exchange. All shares, underlying options and warrants and other securities would also be automatically adjusted on the effective date.

Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into our Common Stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

ACCOUNTING CONSEQUENCES

The par value per share of our Common Stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of our Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

FRACTIONAL SHARES

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of any such fractional share interest, each holder of pre-reverse split shares who as a result of the reverse split would otherwise receive a fractional share of post-reverse split Common Stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Company’s Common Stock on the effective date as reported on the Nasdaq National Market, the Nasdaq SmallCap Market or the over-the-counter bulletin board, as the case may be, by (ii) the number of shares of pre-reverse split Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest. Such amount will be issued to such holder in the form of a check in accordance with the exchange procedures outlined above.

NO APPRAISAL RIGHTS

Under the Delaware General Corporation Law (the “DGCL”), our stockholders are not entitled to appraisal rights with respect to our proposed amendment to our charter to effect a reverse split and we will not independently provide our stockholders with any such right.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The following is a summary of important U.S. tax considerations of the reverse split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by the Company as a result of the reverse stock split.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve the three proposed amendments to the Company’s Certificate of Incorporation described above. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF EACH AMENDMENT TO COMPANY’S
CERTIFICATE OF INCORPORATION DESCRIBED IN PROPOSAL 3.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of August 31, 2002 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Directors and Executive Officers
Frederick R. Fromm (2)	2,101,940	1.3
Bruce D. Horn (3)	730,465	*
Zeynep Hakimoglu	—	*
Weizhong Li (4)	2,447,082	1.5
Jingyu Xu (5)	792,941	*
Chieh Chang (6)	6,015,400	3.7
Herbert Chang (7)	23,032,558	14.0
Allen Hsu (8)	7,835,328	4.8
Jesse W. Jack (9)	6,000	*
Leonard J. LeBlanc (10)	109,375	*
Joseph Y. Liu	6,486,250	3.9
Former Executive Officer
Kenneth W. Brizel (11)	320,832	*
All executive officers and directors as a group (14 persons) (12)	50,165,674	29.4
5% Stockholders
Chao-Jung and Chen Hwa Chang (13)	14,081,000	8.5
Hui-Chuan and H.S. Liu (14)	12,533,336	7.6
The InveStar Entities (7)	22,513,808	13.7
Kopp Investment Advisors, Inc. (15)	9,304,650	5.6

*Less	than one percent.
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 164,802,417 shares outstanding on August 31, 2002, adjusted as required by rules promulgated by the SEC.

(2)
Includes 2,100,000 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002 and 1,940 shares registered in the name of Charlene Fromm. Charlene Fromm is Mr. Fromm’s wife.

(3)	Includes 728,125 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002.
(4)
Includes 1,252,082 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002. Also includes 400,000 shares held by the Li Relatives Partners, LP., of which Mr. Li is general partner and has sole voting and investment control over such shares.

(5)
Includes 599,724 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002. Also includes 96,555 shares registered in the name of Zhixian Lu, Mr. Xu’s wife, of which Ms. Lu has voting and investment control over such shares. Mr. Xu disclaims beneficial ownership as to such shares.

(6)
Includes 36,000 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002 and 5,179,400 shares held in the Chieh and Lily Chang Trust, for which Mr. and Mrs. Chang serve as trustees.

(7)
Consists of 518,750 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002 and 22,513,808 shares held by the InveStar Entities. Mr. Chang is the President of InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital, Inc. and InveStar Excelsus Venture Capital (Int’l), Inc., LDC. Mr. Chang has voting and investment control over the shares. Mr. Chang disclaims beneficial ownership of the shares held by the InveStar Entities, except to the extent of his pecuniary or partnership interests.

(8)
Consists of 2,000 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002 and 7,833,328 shares held by the Paclink Entities. Mr. Hsu is Chairman of Paclink Management Corporation, the management company for Tai Yuen Venture Capital Corporation, Paclink Fund, Fu Yu Venture Capital Fund, and Fu Yu Venture Capital Investment Corporation. Mr. Hsu disclaims beneficial ownership of the shares held by the Paclink Entities, except to the extent of his pecuniary or partnership interests.

(9)	Includes 6,000 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002.
(10)
Includes 109,375 shares issuable upon the exercise of options that will be exercisable within 60 days of August 31, 2002. Excludes 1,000 shares registered in the name of Steven LeBlanc, Mr. LeBlanc’s son. Mr. LeBlanc disclaims beneficial ownership as to such shares.

(11)	Kenneth W. Brizel ceased to be an officer and an employee in June 2002.
(12)	Excludes shares held by Kenneth W. Brizel who resigned from the Company in June 2002.
(13)	Reflects information filed with the Securities and Exchange Commission on Schedule 13G on February 9, 2001 by Chao-Jung Chang and Chen Hwa Chang.
(14)	Reflects information filed with the Securities and Exchange Commission on Schedule 13G on February 9, 2001 by Hui Chuan Liu and H.S. Liu.
(15)	Reflects information filed with the Securities and Exchange Commission on Schedule 13G on January 22, 2002 by Kopp Investment Advisors, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that Mr. Fromm amended one report of two transactions, Mr. Xu amended one report of one transaction and Mr. Yang amended one report of one transaction.

EXECUTIVE OFFICERS OF THE COMPANY

The names of the executive officers of the Company and certain information about them, including their ages as of August 31, 2002, are set forth below:

Name	Age	Position
Frederick R. Fromm	53	Chief Executive Officer, President and Director
Bruce D. Horn	51	Chief Financial Officer and Treasurer
Zeynep Hakimoglu	49	Vice President, Product Line Management
Christian A. Lepiane	43	Vice President, Worldwide Sales
Weiming Li	49	Vice President and General Manager, Oplink Zhuhai
Weizhong Li	42	Chief Technology Officer
Jingyu Xu	60	Senior Vice President, Engineering
Yanfeng Yang	39	Vice President, Global Manufacturing/Operations

Biographical information about Mr. Fromm is set forth under Proposal 1 above.

Bruce D. Horn has served as our Chief Financial Officer and Treasurer since April 2000. Prior to joining Oplink, Mr. Horn was a consultant at The Brenner Group, a consulting firm, from February 2000 to April 2000. From January 1993 to February 2000, Mr. Horn was the Vice President of Finance and Chief Financial Officer, and from March 1991 to January 1993, he was Director of Finance and Chief Financial Officer, of Larscom Incorporated, a telecommunications company. Mr. Horn received his B.A. in Accounting from the University of Northern Iowa, and his M.B.A. in Finance from California State University at Hayward.

Zeynep Hakimoglu has served as our Vice President of Product Line Management since November 2001. Prior to joining Oplink, Ms. Hakimoglu was president of OZ Optics USA and Executive Vice President, Business Development of OZ Optics Limited, a fiber optic company from August 2000 to September 2001. From August 1999 to August 2000, Ms. Hakimoglu was Deputy General Manager for the Kaifa Technology Business Unit of E-TEK Dynamics until it was acquired by JDS Uniphase. While at E-TEK, she also was Director for the CATV Sales Group. From October 1998 to August 1999, she served as Kaifa’s Vice President for Business Development. From June 1997 to October 1998, she was Director, Sales Development with DiCon Fiberoptics, a fiber optics company. Prior to DiCon, Ms. Hakimoglu served as Vice President for the Microwave Radio Products Business Unit for Aydin Corporation, a telecommunications equipment company. Ms. Hakimoglu has a B.S. degree in Physics from California State University, Sonoma and an M.S. degree in Physics from Drexel University.

Christian A. Lepiane has served as our Vice President of Worldwide Sales since November 2001. Prior to joining Oplink Mr. Lepiane served as Vice President of Worldwide Sales for Optical Micro Machines, Inc (OMM), a supplier of photonic switching subsystems, from February 2000 to November 2001. Prior to OMM, Mr. Lepiane spent 17 years in sales for AT&T and Lucent Technologies, telecommunications companies, including positions as Global Sales Director for Lucent’s Microelectronics Group, from January 1996 to February 2000. Mr. Lepiane received his B.S. from the University of Pittsburgh and received his M.B.A. from the University of California at Irvine.

Weiming Li has served as our Vice President and General Manager of Zhuhai Oplink Communications, Inc. since April 1999. Prior to joining Oplink, Mr. Li was Deputy General Manager of SMC-Kaifa Optic Communications, Inc., a manufacturer of fiber optic components, from August 1997 to April 1999. From 1994 to 1997, he was the Vice President and Chief Engineer of the Sichuan Provincial Government Machinery Institute, a government research and development institute. Mr. Li received his M.S. in Mechanical Engineering from California State University, San Jose. Mr. Li served as a visiting scholar at Aichi Industrial Research Institute in Nagoya, Japan.

Weizhong Li has served as our Chief Technology Officer since December 1997. In addition, Mr. Li has responsibility for Strategic Business Development as of June 2002. Prior to joining Oplink, from May 1995 to December 1997, Mr. Li held technical positions with various companies in the fiber optical field, including Synchronous Communication, Inc., a communications equipment manufacturing company, Kaifa Technology, Inc., a fiber optics company, MP Inc., a fiber optics company, and E-TEK Dynamics, Inc., a fiber optics company. Mr. Li received his B.S. and M.S. degrees in Electrical Engineering from Beijing Institute of Technology, China. Mr. Li was the inventor for eleven approved patents and has filed fourteen patent applications that are pending with the U.S. Patent and Trademark Office. He is also the author of nine technical papers in the fiber optic and microwave communications fields.

Jingyu Xu has served as our Senior Vice President of Engineering since November 1999. Prior to joining Oplink, Mr. Xu was the Director of Component Technology of Chorum Technologies, Inc., a fiber optics company, from February 1998 to November 1999. From February 1990 to February 1998, Mr. Xu held various research and development and engineering positions at E-TEK Dynamics, Inc., including the positions of Director of Engineering Research and Development. Mr. Xu received his B.S. from Fudan University, China and his M.S. from Shanghai Jiaotung University, in China.

Yanfeng Yang has served as our Vice President of Global Manufacturing/Operations since September 2001 and from January 1999 to September 2001, he served in various positions, including R&D Manager and Senior Director of United States Operations for the Company. From March 1993 to January 1999, Mr. Yang was the Director of the Research Institute of Optoelectronics at China Daheng Corporation, a photonics high technology company of the Chinese Academy of Sciences. Mr. Yang received his B.S., M.S. and Ph.D. in Optical Engineering from Beijing Institute of Technology, China.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors or committees thereof. The members, however, are eligible for reimbursement for expenses incurred in connection with attendance at Board of Directors meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the 2000 Equity Incentive Plan (the “2000 Plan”). Option grants under the 2000 Plan are non-discretionary. On the day after each annual meeting of stockholders, each non-employee director who is elected at such annual meeting will automatically be granted an option to purchase 72,000 shares of Common Stock of the Company under the 2000 Plan. These grants will vest over a three-year period on a monthly basis. Any non-employee director who is elected or appointed to the Board of Directors during a three-year term will automatically be granted an option to purchase a pro rata portion of shares based on the number of months remaining in the term. The exercise price of options granted under the 2000 Plan will be equal to the fair market value of the Common Stock subject to the option on the date of the option grant. The term of options granted is ten years and must be exercised within two years after the optionee ceases providing services to the Company, but in no event later than the expiration of the option’s term. In the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company’s assets or other change-in-control transaction involving the Company, each option held by a non-employee director granted under the automatic provisions of the 2000 Plan shall immediately vest in full.

The following table sets forth information with respect to stock option grants made in the last fiscal year to the Company’s non-employee directors:

Name	Number of Securities Underlying Options Granted	Exercise Price ($/Sh)
Joseph Y. Liu	1,500,000	2.040
Former Director
David Spreng	72,000	1.250

In addition to the stock option grants identified above, the Company granted Jesse W. Jack an option for 32,000 shares in July 2002 and granted Allen Hsu on option for 52,000 shares in September 2002. The exercise price for all grants is the closing price of the Company’s Common Stock on the Nasdaq National Market on the date of grant. As of August 31, 2002, Mr. Liu had exercised all of his options and Mr. Herbert Chang had exercised options for 16,000 shares. No other options had been exercised by directors in the last fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended June 30, 2000, 2001 and 2002, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at June 30, 2002 and one former executive officer who resigned as Chief Executive Officer during fiscal year 2002 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Frederick R. Fromm (3) President and Chief Executive Officer	2002 2001 2000	313,000 230,769 —	— — —	61,785(1) 59,000(1) —	3,000,000 2,000,000 —
Bruce D. Horn (4) Chief Financial Officer and Treasurer	2002 2001 2000	225,000 167,308 25,962	— — —	— — —	750,000 175,000 700,000
Zeynep Hakimoglu (5) Vice President, Product Line Management	2002 2001 2000	128,461 — —	20,531 — —	— — —	500,000 — —
Weizhong Li Chief Technology Officer	2002 2001 2000	150,000 125,769 120,000	— 3,975 —	— — —	500,000 — —
Jingyu Xu (6) Senior Vice President, Engineering	2002 2001 2000	176,539 148,077 112,000	3,020 14,000 13,500	377,050(2) — —	200,000 100,000 1,000,000

Former Executive Officers
Joseph Y. Liu (7) Former Chief Executive Officer	2002 2001 2000	77,726 160,000 129,846	— — —	— — —	1,500,000 — 5,600,000
Kenneth W. Brizel (8) Former Senior Vice President, Strategy and Business Development	2002 2001 2000	200,000 136,522 —	20,531 35,000 —	— — —	500,000 770,000 —

(1)	Represents relocation reimbursement.
(2)	Represents gain from the sale of vested shares received pursuant to the grant of incentive stock options.
(3)	Mr. Fromm was hired in July 2000, therefore, the amount for fiscal year 2001 is for less than a full year.
(4)	Mr. Horn was hired in April 2000, therefore, the amount for fiscal year 2000 is for less than a full year.

(5)	Ms. Hakimoglu was hired in November 2001, therefore, the amount for fiscal year 2002 is for less than a full year.
(6)	Mr. Xu was hired in November 1999, therefore, the amount for fiscal year 2000 is for less than a full year.
(7)	Mr. Liu resigned as Chief Executive Officer in November 2001, therefore, the amount for fiscal year 2002 is for less than a full year.
(8)
Mr. Brizel resigned as Senior Vice President, Strategy and Business Development on June 28, 2002. Mr. Brizel was hired in October 2000, therefore, the amount for fiscal year 2001 is for less than a full year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans approved by security holders (2)	27,356,849	$2.4109	37,332,125
Equity compensation plans not approved by security holders	—	—	—

Total	27,356,849	$2.4109	37,332,125

(1)
Each year on January 1, starting January 1, 2001 and ending January 1, 2010, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2000 Plan is automatically increased by the greater of the total number of shares of Common Stock for which stock options, stock bonuses and stock purchase rights were granted in the preceding year, or 5.0% of the total number of shares of Common Stock outstanding on that date (or a lesser amount as determined by the Board of Directors for each year). Each year on January 1, starting January 1, 2001 and ending January 1, 2010, the aggregate number of shares of Common Stock that may be issued under the 2000 Employee Stock Purchase Plan (the “ESPP”) is automatically increased by the greater of the total number of shares issued under the ESPP during the preceding calendar year or 1.5% of the number of shares of Common Stock outstanding on that date (or a lesser amount as determined by the Board of Directors for each year).

(2)	These plans consist of: (i) the 1995 Stock Option Plan, (ii) the 1998 Stock Option Plan (the “1998 Plan”), (iii) the 2000 Plan and (iv) the ESPP.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 2000 Plan and, previously, under its 1998 and 1995 Plans. As of August 31, 2002, options to purchase a total of 26,438,269 shares were outstanding under the 2000, 1998 and 1995 Plans (the “Plans”) and options to purchase 38,134,248 shares remained available for grant under the Plans. The term of options granted is ten years. In the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company’s assets or other change-in-control transactions involving the Company, each option either will continue in effect, if the Company is the surviving entity, or will be assumed or an equivalent option will be substituted by the successor corporation, if the Company is not the surviving entity. In the event that the successor corporation refuses to assume or substitute for each option, the options granted under the 1998 and 1995 Plans shall, unless previously exercised, terminate immediately prior to such change-in-control transaction and options granted under the 2000 Plan shall fully vest.

The following tables show for the fiscal year ended June 30, 2002, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants		Exercise or Base Price ($/Sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(1)			5% ($)	10% ($)
Current Executive Officers
Frederick R. Fromm	3,000,000	22.30	0.6800	9/26/2011	1,282,945	3,251,235
Bruce D. Horn	750,000	5.58	0.6600	9/28/2011	311,303	788,903
Zeynep Hakimoglu	500,000	3.72	1.2500	11/7/2011	393,059	996,089
Weizhong Li	500,000	3.72	0.6600	9/28/2011	207,535	525,935
Jingyu Xu	200,000	1.49	0.6600	9/28/2011	83,014	210,374
Former Executive Officers
Joseph Y. Liu	1,500,000	11.15	2.0400	8/1/2011	1,924,418	4,876,852
Kenneth W. Brizel	500,000	3.72	0.6600	9/28/2011	207,535	525,935

(1)	The total number of shares subject to options granted to employees of the Company in fiscal 2002 was 13,449,995.
(2)	The exercise price per share is equal to the closing price of the Company’s Common Stock as reported on the Nasdaq Stock Market on the date of grant.
(3)
The potential realizable value is calculated based on the exercise price of options granted in fiscal 2002, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at June 30, 2002 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Current Executive Officers
Frederick R. Fromm	—	—	1,933,332	3,066,668	50,000	100,000
Bruce D. Horn	—	—	452,082	1,172,918	—	52,500
Zeynep Hakimoglu	—	—	—	500,000	—	—
Weizhong Li	—	—	1,205,000	665,000	819,400	147,200
Jingyu Xu	50,000	76,050	457,364	615,974	168,202	178,334
Former Executive Officers
Joseph Y. Liu	3,789,584	(286,979)	—	—	—	—
Kenneth W. Brizel	—	—	320,834	—	—	—

(1)
The “Value Realized” is based on the closing price of the Company’s Common Stock as quoted on the Nasdaq National Market on the date of exercise, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

(2)	Market value of the underlying securities is based on the closing price of $0.73 of the Company’s Common Stock on June 28, 2002, less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

Pursuant to an employment agreement between the Company and Mr. Fromm dated November 7, 2001, Mr. Fromm is entitled to an annual salary of $350,000 plus an additional $8,000 per month for living expenses and a $1 million supplemental life insurance policy in favor of Mr. Fromm’s designee. In the event of a change of control, all unvested options held by Mr. Fromm will immediately become fully vested and exercisable. In addition, Mr. Fromm may exercise his vested stock options for a period two years after his termination. If Mr. Fromm is terminated without cause, Mr. Fromm will continue to receive his base salary for 12 months as a severance payment, and if Mr. Fromm timely elects continued coverage under COBRA, to the extent provided by COBRA and our group health insurance policies, Oplink will pay his COBRA premiums for up to 18 months of coverage.

On August 16, 2000, Mr. Fromm borrowed from the Company, pursuant to a full recourse promissory note, the principal amount of $400,000 at an annual interest rate of 6.5%. Originally, this promissory note provided that the outstanding principal amount and any accrued and unpaid interest would be due and payable in two equal installments on August 16, 2002 and August 16, 2004. The promissory note also provided for the acceleration of its maturity date upon the termination of Mr. Fromm’s employment with Oplink. Mr. Fromm and Oplink subsequently amended the promissory note on March 18, 2002 to provide that the outstanding principal amount and any accrued and unpaid interest would become due and payable in full on June 30, 2007.

We have entered into a change of control agreement with Mr. Horn that provides for full acceleration of all unvested options in the event of a change of control if Mr. Horn is involuntarily terminated without cause or voluntary terminates his employment for good reason one month prior to or 13 months after a change in control.

We have entered into an employment agreement with Zeynep Hakimoglu dated October 15, 2001. Pursuant to the agreement, if there is a change of control of Oplink or Ms. Hakimoglu is terminated without cause within the first year of Ms. Hakimoglu’s employment, then the vesting of up to one-fourth of the shares subject to Ms. Hakimoglu’s option will be accelerated and become fully vested and exercisable.

We have entered into an employment agreement with Christian Lepiane dated October 16, 2001. Pursuant to the agreement, if there is a change of control of Oplink or Mr. Lepiane is terminated without cause within the first year of Mr. Lepiane’s employment, then the vesting of up to one-fourth of the shares subject to Mr. Lepiane’s option will be accelerated and become fully vested and exercisable.

Pursuant to the provisions of the 2000 Plan, in the event of a change of control of the Company, all options granted pursuant to the 2000 Plan held by Leonard J. LeBlanc, Chieh Chang, Herbert Chang and Jesse W. Jack will become fully vested and exercisable. Each member of the Board of Directors may exercise their vested stock options for a two-year period after their service to Oplink terminates.

In April and November 2001, Mr. Liu borrowed from the Company, pursuant to three full recourse promissory notes, the aggregate principal amount of $10,068,751. The principal amount borrowed was $3,657,500 on April 3, 2001 at an annual interest rate of 8.0%, $828,750 on November 27, 2001 at an annual interest rate of 6.5%, and $5,582,501 on November 28, 2001 at an annual interest rate of 6.5%. Originally, these promissory notes provided that the outstanding principal amount and any accrued and unpaid interest would be due and payable on the fifth anniversary of the respective dates of issuance. The promissory notes also provided for acceleration of their maturity dates upon the demand of the Board of Directors or upon the termination of service to Oplink. These promissory notes were amended on March 18, 2002 to provide that the outstanding principal amount and any accrued and unpaid interest will now become due and payable in full on March 19, 2007. The notes are each secured by an escrow comprising all of the shares of Oplink’s Common Stock covered by the stock options granted to Mr. Liu.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION2

The Compensation Committee is currently composed of three non-employee directors: Messrs. Herbert Chang, Chieh Chang and Allen Hsu. The Compensation Committee is responsible for establishing the Company’s compensation programs for all employees, including executive officers. For executive officers, the Compensation Committee evaluates performance and determines compensation policies and levels.

COMPENSATION PHILOSOPHY

The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company’s progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

•
The Company pays base salaries that are generally competitive with comparable technology companies, both inside and outside its industry, with which the Company competes for talent. To ensure that its salaries are sufficient to attract and retain highly qualified executive officers and other key employees, the Company compares its salary levels with those paid by other fiber optic and telecommunication companies and sets its parameters based on this comparison.

•
The Company maintains short- to long-term equity-based incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•
The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

Base Salary.    The Compensation Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries and stock options awarded to executive officers are not determined by the Company’s achievement of specific corporate performance criteria but rather a subjective evaluation of the officer’s performance and contribution to the Company’s long-term success.

Equity-Based Incentives.    The Company’s long-term incentive program consists of stock option grants under its 2000 Plan. In fiscal 2002, the Company granted 7,810,000 stock options to its executive officers under the 2000 Plan. The Compensation Committee awarded these grants to align the interests of our executive officers with our stockholders’ interests. These grants were intended to provide executive officers with the incentive to successfully achieve specified revenue targets and to maximize stockholder value over the next several years. The 2000 Plan utilizes a combination of vesting plans designed to enhance the long-term goals of the Company. Options granted under the 2000 Plan generally vest over a four-year period and expire 10 years from the date of grant. Through option grants, executives and employees receive significant equity incentives to build long-term stockholder value. Grants are made at 100% or 85% of fair market value on the date of grant. Executives receive value from these grants only if the Company’s Common Stock appreciates over the long-term.

In awarding stock options, the Compensation Committee and the Board of Directors considered individual performance, overall contribution to the Company, retention, whether the options were vested or unvested and the total number of stock options to be awarded. The stock options awarded in the fiscal year ending June 30,

[2]
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

2002 to each of the executive officers reflect the Company’s compensation policy to retain and reward executives and employees contributing to the Company’s accomplishments in the fiscal year ending June 30, 2002 and the overall long-term success of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Fromm’s base salary and bonus are based on the Company achieving several key objectives. For fiscal year 2002, these objectives included achieving specified financial performance for the Company, expanding the Company’s product offerings and an increase in market share. Mr. Fromm’s base salary during fiscal 2002 was $313,000. Mr. Fromm was not eligible for a performance bonus during fiscal 2002 due to the financial performance of the Company.

On November 7, 2001, Mr. Fromm and the Company entered into a new employment agreement under which Mr. Fromm became Chief Executive Officer of the Company. Under this agreement, Mr. Fromm’s base salary was increased to $350,000 per year and Mr. Fromm became entitled to receive a monthly living expense payment of up to $8,000. On September 26, 2001, Mr. Fromm was granted stock options to purchase an aggregate of 1,000,000 shares of the Company’s Common Stock which became fully vested and exercisable on November 7, 2001, when he became Chief Executive Officer. Mr. Fromm was also granted stock options to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock which vest 25% after the first year and on a monthly basis thereafter for the following 36 months. All of Mr. Fromm’s unvested stock options shall become fully vested and immediately exercisable in the event of Mr. Fromm’s termination from the Company without cause or upon a change of control of the Company.

FEDERAL TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee intends to satisfy the requirements for “performance-based compensation” with respect to compensation awarded to its named executive officers whenever possible and to the extent then practicable.

SUMMARY

Through the plans described above, a significant portion of the Company’s executive compensation program, including Mr. Fromm’s compensation, depends on the Company’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.

From the members of the Compensation Committee:
Herbert Chang, Chairman
Chieh Chang
Allen Hsu

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board of Directors currently consists of Messrs. Chieh Chang, Herbert Chang and Allen Hsu. None of these individuals were officers or employees of the Company at any time during the fiscal year ended June 30, 2002 or at any other time, and none had a business relationship with the Company.

No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON3

The following graph shows the total stockholder return of an investment of $100 in cash on October 3, 2000 for (i) the Company’s Common Stock, (ii) the Nasdaq Composite Index and (iii) the Nasdaq Telecommunications Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the end of each fiscal quarter during 2001 and 2002:

COMPARISON OF 21 MONTH CUMULATIVE TOTAL RETURN

[3]
This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

On August 16, 2000, Mr. Fromm borrowed from the Company, pursuant to a full recourse promissory note, the principal amount of $400,000 at an annual interest rate of 6.5%. Originally, this promissory note provided that the outstanding principal amount and any accrued and unpaid interest would be due and payable in two equal installments on August 16, 2002 and August 16, 2004. The promissory note also provided for the acceleration of its maturity date upon the termination of Mr. Fromm’s employment with the Company. Mr. Fromm and the Company subsequently amended the promissory note on March 18, 2002 to provide that the outstanding principal amount and any accrued and unpaid interest would become due and payable in full on June 30, 2007. As of August 31, 2002, Mr. Fromm owed the Company an outstanding balance of $453,068 under the promissory note.

In April and November 2001, Mr. Liu borrowed from the Company, pursuant to three full recourse promissory notes, the aggregate principal amount of $10,068,751. The principal amount borrowed was $3,657,500 on April 3, 2001 at an annual interest rate of 8.0%, $828,750 on November 27, 2001 at an annual interest rate of 6.5%, and $5,582,501 on November 28, 2001 at an annual interest rate of 6.5%. Originally, these promissory notes provided that the outstanding principal amount and any accrued and unpaid interest would be due and payable on the fifth anniversary of the respective dates of issuance. The promissory notes also provided for acceleration of their maturity dates upon the demand of the Board of Directors or upon the termination of service to the Company. These promissory notes were amended on March 18, 2002 to provide for the outstanding principal amount and any accrued and unpaid interest will now become due and payable in full on March 19, 2007. The notes are each secured by an escrow comprising all of the shares of the Company’s Common Stock covered by the stock options granted to Mr. Liu. As of August 31, 2002, Mr. Liu owed the Company an aggregate outstanding balance of $10,798,735 under the promissory notes.

During the last fiscal year, eBest Software, Inc. invoiced the Company approximately $159,200 for software and related support. Herbert Chang, Chieh Chang and Leonard J. LeBlanc are members of the Board of Directors of eBest Software, Inc. Additionally, Mr. LeBlanc is the Acting Chief Financial Officer of eBest Software, Inc. and Joseph Y. Liu, one of our board members, serves on the advisory board of eBest Software, Inc.

The Company has periodically retained the services of the law firm Jack & Keegan LLP for various litigation matters. Jesse W. Jack is one of the partners in Jack & Keegan LLP. During the last fiscal year, Jack & Keegan LLP invoiced the Company approximately $20,083 for its services.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

The Company believes that each of the foregoing transactions were in the best interests of the Company and its stockholders. As a matter of policy all future transactions between the Company and any of its officers, directors or principal stockholders will be ratified or approved by a majority of the independent and disinterested members of the Board of Directors. Furthermore, the transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with a bona fide business purpose.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Oplink stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Oplink Communications, Inc., Bruce D. Horn, Chief Financial Officer, 3469 North First Street, San Jose, CA 95134 or contact Bruce D. Horn at (408) 433-0606. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Eric C. Jensen
Secretary

October     , 2002

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2002 is available without charge upon written request to: Corporate Secretary, Oplink Communications, Inc., 3469 North First Street, San Jose, CA 95134-1803.

APPENDIX A

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

ORGANIZATION

The Audit Committee of the Board of Directors of Oplink Communications, Inc. (the “Company”) shall consist of at least three members of the Board of Directors (the “Board”). No Audit Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors, in accordance with the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). The members of the Audit Committee shall also be able to read and understand the financial statements of the Company and otherwise comply with the experience requirements of the Nasdaq Stock Market and SEC rules and regulations.

STATEMENT OF POLICY

The Audit Committee shall provide assistance to the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting and reporting practices of the Company, including the Company’s systems of internal controls, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Company’s directors, independent auditors and management team. The Audit Committee shall also establish procedures, and maintain easy access to the Audit Committee, for all employees and consultants to the Company to voice concerns and report potential misconduct to the Audit Committee. The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are to report directly to the Audit Committee, and that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee shall:

•	Have sole authority to hire and terminate the Company’s independent auditors.

•	Negotiate, execute and deliver the engagement letter to be entered into between the Company and its independent auditors, and establish the compensation to be received by the independent auditors.

•	Evaluate on a periodic basis the independent auditors engaged to audit the financial statements of the Company and its divisions and subsidiaries.

•
Have the sole authority to approve non-audit services to be performed by the independent auditors, but only as permitted by the Nasdaq rules and the rules and regulations of the SEC, which authority the Audit Committee may delegate to one or more members of the Audit Committee from time to time.

•
Receive written statements from the independent auditors delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1, and consider and discuss with the auditors any disclosed relationships or services that could affect the auditors’ objectivity and independence, and if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the objectivity and independence of the auditors.

•
Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•
Review with the independent auditors and the Company’s financial and accounting personnel (including, if applicable, the Company’s internal auditor) the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•
Review the financial statements contained in the annual report to stockholders with management and the independent auditors, as well as any significant correcting adjustments identified by the independent auditors or disagreements between management and the independent auditors, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed.

•	Review the financial statements and Management’s Discussion and Analysis section of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

•
Review and approve (to the extent not previously approved by the Company’s Board of Directors) related party transactions as such term is used by SFAS No. 57 or as otherwise required to be disclosed in the Company’s financial statements or periodic filings with the SEC. It is management’s responsibility to bring such related party transactions to the attention of the Audit Committee.

•
Review, prior to announcement, Company press releases and other disclosures containing financial information for the purpose of ensuring that such press releases and other disclosures properly disclose financial information presented in accordance with GAAP and, to the extent pro forma information is included, adequately disclose how such pro forma information differs from the comparable GAAP information and that such pro forma information is not given undue prominence or otherwise provide misleading presentations of the Company’s results of operations or financial condition.

•
Meet with the independent auditors and the Company’s senior management (and, if applicable, the Company’s internal auditor) in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee. Discuss and evaluate, among other things, the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, the sufficiency of the Company’s financial, accounting and auditing personnel, and the responsiveness of the independent auditors to the Company’s needs.

•	Review accounting and financial human resources planning within the Company.

•
Investigate any matter brought to its attention within the scope of its duties, with the power to retain and pay for, out of Company funds, outside counsel, separate accountants and other advisors if, in its judgment, such retention or investigation is appropriate.

•	Review and assess the adequacy of this charter annually (or such other times as appropriate or desirable) and recommend any proposed changes to the Board for approval.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•
Have the sole authority to approve the hiring of any employee who is employed by the independent auditor, or has been employed by an independent auditor within the five years prior to the date of determination whether or not to hire such employee.

•
Establish and maintain procedures for, and a policy of, open access to the members of the Audit Committee by the employees and consultants to the Company to enable the employees and consultants to bring to the attention of the Audit Committee concerns held by such employees and consultants regarding the financial reporting of the Company, and to report potential misconduct to the Audit Committee.

•	Perform such other functions and to have such power as it may deem necessary or advisable in the efficient and lawful discharge of the foregoing.

•	Report to the Board from time to time, or whenever it shall be called upon to do so.

The operation of the Audit Committee shall be subject to the Bylaws as in effect from time to time and Section 141 of the Delaware General Corporation Law.

APPENDIX B

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The Charter of the Compensation Committee is established as follows.

The Compensation Committee of the Board of Directors (the “Board”) of Oplink Communications, Inc. (the “Company”) shall consist of at least two (2) members of the Board of Directors who are not employees of or service providers to the Company. The selection of the members of the Compensation Committee shall be made in accordance with Section 162(m) of the Internal Revenue Code, as amended (or any successor to Section 162(m) as in effect from time to time), and income tax regulations promulgated thereunder as in effect from time to time, and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor to Rule 16b-3 as in effect from time to time).

The Compensation Committee shall be charged with the following functions:

1.  To take any and all actions which may be taken by the Board of the Company with respect to fixing the compensation level of officers and employees of the Company, including but not limited to the development of compensation policies that will attract and retain the highest quality executives, that will clearly articulate the relationship of corporate performance to executive compensation and that will reward executives for the Company’s progress.

2.  To propose the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs (“Compensation Plans”) and to administer the Compensation Plans in accordance with their terms.

3.  To grant rights, participation and interests in Compensation Plans to eligible participants.

4.  To review and approve such other compensation matters as the Board or the Chief Executive Officer of the Company wishes to have the Committee approve.

5.  To prepare a report to be filed with the Company’s proxy or information statement which shall disclose the compensation policies applicable to the Company’s executive officers.

6.  To establish guidelines pursuant to which the Chief Executive Officer, or such other officer who serves as a member of the Board and is appointed as administrator by the Board, pursuant to Section 3(c) of each of the 2000 Equity Incentive Plan, 2000 Non-Employee Directors’ Equity Incentive Plan, the 1995 Stock Option Plan, the 1998 Stock Option Plan and the 2000 Employee Stock Purchase Plan (the “Plans”), shall administer the Plans with respect to options granted thereunder to all the Company’s employees and consultants, other than the Company’s executive officers.

7.  To perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.

8.  To report to the Board from time to time, or whenever it shall be called upon to do so.

MEETINGS

The Compensation Committee will hold at least one regular meeting per year and additional meetings as the Committee members deem appropriate. Officers of the Company may attend these meetings at the invitation of the Compensation Committee.

MINUTES AND REPORTS

Minutes of each meeting of the Compensation Committee shall be kept and distributed to each member of the Compensation Committee, members of the Board who are not members of the Compensation Committee and the Secretary of the Company. The Chairperson of the Compensation Committee shall report to the Board from time to time, or whenever requested by the Board.

B-1

APPENDIX C

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

ORGANIZATION

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Oplink Communications, Inc., a Delaware corporation (the “Company”), shall consist of at least two (2) members of the Board. No Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors, in accordance with the applicable independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). The members of the Committee and the Committee chairperson shall be appointed by the Board.

STATEMENT OF POLICY

The purpose of the Committee shall be to (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommend such candidates to the Board; and (vi) make such other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

OPERATING PRINCIPLES AND PROCESSES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•
Communication—Regular and meaningful contact throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

•
Committee Education/Orientation—Developing with management and participating in a process for systematic review of important corporate governance issues and trends in corporate governance practices that could potentially impact the Company will enhance the effectiveness of the Committee.

•
Resources—The Committee shall be authorized to access such internal and, in consultation with senior management, external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent counsel, consultants and other professional advisors, as well as executive search firms to help identify director candidates. The Committee shall have sole authority to approve fees, costs and other terms of engagement of such outside resources. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•
Reporting to the Board of Directors—The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board.

RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Delaware General Corporation Law, each as in effect from time to time. The Committee will have the full power

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and authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee:

•
Director Nominations—The Committee, in consultation with the Chairman and Chief Executive Officer, has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements.

The Committee shall also have the primary responsibility for evaluating, reviewing and considering the recommendation for nomination of current directors for reelection to the Board. The selection of nominees for director to be presented to the stockholders for election or reelection, and the selection of new Directors to fill vacancies and newly created directorships on the Board, shall be made by the full Board based on the recommendations of the Committee.

The Committee shall also determine whether it shall consider stockholder suggestions for director nomination, and if so, shall establish appropriate procedures for stockholders to submit suggestions.

•
Board Committee Nominations—The Committee, in consultation with the Chairman and the Chief Executive Officer, and after due consideration of the wishes, independence and experience of the individual directors and independence and experience requirements in accordance with the Nasdaq Stock Market, the rules and regulations of the Securities and Exchange Commission and applicable law, shall recommend to the entire Board annually the chairmanship and membership of each committee.

•	Continuing Education—The Committee shall also consider instituting a plan or program for the continuing education of directors.

•
Corporate Governance Principles—The Committee shall develop a set of corporate governance principles to be applicable to the Company, shall periodically review and assess these principles and their application, and shall recommend any changes deemed appropriate to the Board for its consideration. Further, the Committee shall periodically review Company policy statements to determine their adherence to the Company’s Code of Ethics.

•
Procedures for Information Dissemination—The Committee shall oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. The Committee should consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

MEETINGS

The Committee will hold at least one regular meeting per year and additional meetings as the Committee deems appropriate. The President, Chief Executive Officer, Chairman of the Board and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee.

MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

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APPENDIX D

CERTIFICATE OF AMENDMENT 1:6

FORM OF AMENDMENT FOR PROPOSAL 3(a)—ONE-FOR-SIX REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OPLINK COMMUNICATIONS, INC.
(A DELAWARE CORPORATION)

Oplink Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that:

1.  The name of the Corporation is Oplink Communications, Inc. The Corporation was originally incorporated under the name Oplink Merger Corporation.

2.  The date of filing of the Corporation’s original Certificate of Incorporation was July 24, 2000.

3.  The Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

4.  Pursuant to Section 242 of the DGCL, the text of the Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

“Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every six (6) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.”

IN WITNESS WHEREOF, the undersigned has signed this certificate this      day of                     , 200  , and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment is the act and deed of Oplink Communications, Inc.

OPLINK COMMUNICATIONS, INC.

By
Frederick R. Fromm
Chief Executive Officer

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APPENDIX E

CERTIFICATE OF AMENDMENT 1:8

FORM OF AMENDMENT FOR PROPOSAL 3(b)—ONE-FOR-EIGHT REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OPLINK COMMUNICATIONS, INC.
(A DELAWARE CORPORATION)

Oplink Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that:

1.  The name of the Corporation is Oplink Communications, Inc. The Corporation was originally incorporated under the name Oplink Merger Corporation.

2.  The date of filing of the Corporation’s original Certificate of Incorporation was July 24, 2000.

3.  The Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

4.  Pursuant to Section 242 of the DGCL, the text of the Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

“Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every eight (8) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.”

IN WITNESS WHEREOF, the undersigned has signed this certificate this      day of                     , 200  , and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment is the act and deed of Oplink Communications, Inc.

OPLINK COMMUNICATIONS, INC.

By
Frederick R. Fromm
Chief Executive Officer

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APPENDIX F

CERTIFICATE OF AMENDMENT 1:10

FORM OF AMENDMENT FOR PROPOSAL 3(c)—ONE-FOR-TEN REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OPLINK COMMUNICATIONS, INC.
(A DELAWARE CORPORATION)

Oplink Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that:

1.  The name of the Corporation is Oplink Communications, Inc. The Corporation was originally incorporated under the name Oplink Merger Corporation.

2.  The date of filing of the Corporation’s original Certificate of Incorporation was July 24, 2000.

3.  The Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

4.  Pursuant to Section 242 of the DGCL, the text of the Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

“Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every ten (10) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.”

IN WITNESS WHEREOF, the undersigned has signed this certificate this      day of                     , 200  , and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment is the act and deed of Oplink Communications, Inc.

OPLINK COMMUNICATIONS, INC.

By
Frederick R. Fromm
Chief Executive Officer

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COMPANY #

CONTROL #

OPLINK COMMUNICATIONS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 7, 2002

The undersigned hereby appoints Frederick R. Fromm and Bruce D. Horn, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Oplink Communications, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oplink Communications, Inc. to be held at Oplink’s corporate headquarters, 3469 North First Street, San Jose, CA 95134-1803 on November 7, 2002 at 2:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2 AND FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Please Sign on Reverse Side)

Please date, sign and mail your
Proxy card back as soon as possible!

Annual Meeting of Stockholders

OPLINK COMMUNICATIONS, INC.

November 7, 2002

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oplink Communications, Inc., 3469 North First Street, San Jose, California 95134-1803.

Please Detach Here and Mail in Envelope Provided

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:    To elect directors to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected.

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:    Chieh Chang and Herbert Chang

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:    To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending June 30, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN

MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH OF THE THREE PROPOSALS LISTED BELOW.

PROPOSAL 3:    To amend our Certificate of Incorporation to grant our Board of Directors discretion to (please vote on all three proposals):

(a)  effect a reverse stock split of our common stock at an exchange ratio of 1-for-6

☐	FOR	☐	AGAINST	☐	ABSTAIN

(b)  effect a reverse stock split of our common stock at an exchange ratio of 1-for-8

☐	FOR	☐	AGAINST	☐	ABSTAIN

(c)  effect a reverse stock split of our common stock at an exchange ratio of 1-for-10

☐	FOR	☐	AGAINST	☐	ABSTAIN

Signature(s)	Dated
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.